                                                                       EXHIBIT 5

                                          April 21, 1998

Payless ShoeSource Holdings, Inc.,
     3231 South East Sixth Street,
          Topeka, Kansas 66607.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act") of 37,347,552 shares (the "Securities") of Common Stock, par value $.01 per share, of Payless ShoeSource Holdings, Inc., a Delaware corporation (the "Company"), and related preferred stock purchase rights (the "Rights") to be issued pursuant to an agreement substantially in the form of the Stockholder Protection Rights Agreement (the "Rights Agreement") between the Company and UMB Bank, N.A., as Rights Agent (the "Rights Agent"), attached as an Annex to the Registration Statement (as defined below), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

          (1) When (i) the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, (ii) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 20, 1998 by and among the Company, Payless ShoeSource, Inc., a Missouri corporation ("PSS") and Payless Merger Corp., a Missouri corporation and wholly owned subsidiary of the Company ("Merger Sub"), attached as Annex A to the Prospectus/Proxy Statement contained in the Registration Statement (the "Prospectus/Proxy Statement"), has been duly adopted by the shareholders of PSS at the annual meeting of shareholders scheduled to be held on May 22, 1998, (iii) all conditions to the effectiveness of the Merger (as defined in the Merger Agreement) contained in the Merger Agreement have been satisfied or waived in accordance with the terms of the Merger Agreement, (iv) a Restated Certificate of Incorporation of the Company substantially in the form attached as Annex B to the Prospectus/Proxy Statement has been duly filed with the Secretary of State of the State of Delaware, and (v) the Securities have been issued in accordance with the terms of the Merger Agreement, the Securities will be validly issued, fully paid, and nonassessable.

          (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, when (i) the Registration Statement has become effective under the Act, and (ii) the Securities have been duly issued in the Merger as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

     In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and PSS and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ SULLIVAN & CROMWELL